EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-240964) pertaining to the 2020 Omnibus Incentive Plan and Employee Stock Purchase Plan of Rocket Companies, Inc. of our reports dated March 1, 2022, with respect to the consolidated financial statements of Rocket Companies, Inc. and the effectiveness of internal control over financial reporting of Rocket Companies, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Detroit, Michigan
March 1, 2022